                                                                    Exhibit m(6)

                                SERVICE AGREEMENT

     This Service Agreement ("Agreement") is entered into as of December, 1997, by and between Paine Webber Incorporated, a Delaware corporation ("Paine Webber") and Seligman Financial Services, Inc., a Delaware corporation ("Distributor").

                                    RECITALS

     1. Paine Webber is the sponsor of a mutual fund advisory program ("Program") on behalf of certain clients of Paine Webber and charges account management fees on all assets invested pursuant to the Program. Clients of Paine Webber who participate in the Program are referred to in this Agreement as "Program Clients";

     2. Program Clients may purchase the shares of certain proprietary and nonproprietary open-end management investment companies;

     3. Distributor is the principal underwriter and distributor for each of the registered investment companies listed on Exhibit A (such registered investment companies and the specific series or classes of shares listed in Exhibit A being referred to as the "Fund(s)"), each of which is registered with the Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), and offers for sale shares of the Funds, which may include shares issued in separate series or classes;

     4. Paine Webber and Distributor each wish to allow Class A shares of the Funds ("Shares") to be sold to Program Clients at net asset value without the imposition of initial or contingent deferred sales charges, subject to the terms and conditions of this Agreement; and

     5. Paine Webber and Distributor each wish to allow Shares that Program Clients have purchased outside the Program, to be brought within the Program, subject to the terms and conditions of this Agreement.

     THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

1. Certain Defined Terms: As used in this Agreement, the term "Prospectus" means a Fund's current statutory prospectus and the term "Statement of Additional Information" or "SAI" means a Fund's current statement of additional information, whether in paper format or electronic format, each as included in the Fund's currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the Securities Act of 1933 ("1933 Act"). The terms "Prospectus" and "SAI" include any information that the Fund files with the SEC under the 1933 Act as a supplement to such prospectus or statement of additional information, respectively. "Business Day" shall mean any day that the New York Stock Exchange is open for trading.

2. Sale of Shares. (a) Paine Webber may, in its sole discretion, make available to its Program Clients Shares of any or all of the Funds listed on Exhibit A. Distributor will make available Shares to Program Clients, as Paine Webber may request. Paine Webber will have the right to discontinue the use of any Funds in the Program at any time. Notwithstanding the foregoing, Distributor reserves the right in its sole discretion to suspend sales or withdraw the offering of Shares of any Fund at any time after Paine Webber has received reasonable notice that such Shares will no longer available to the public, provided, however, that in the event that

Distributor or a Fund is required by law or regulation to suspend sales, or withdraw the offering of Shares of any Fund, the Distributor may immediately suspend sales or withdraw the offering of such Shares and will use its best efforts to notify Paine Webber prior to such suspension or withdrawal.

     (b) Distributor and each Fund agree that all transaction involving Shares that are effected pursuant to this Agreement will be made (i) without any initial sales charges, loads, transaction fees, contingent deferred sales loads, or any fee charged to exchange one Fund's Shares for Shares of another Fund, and
(ii) no minimum amount will be required to make an additional purchase or redemption of Shares (whether by direct investment or exchange). However, Program Clients will continue to be subject to the Funds' requirements regarding minimum initial investments.

     (c) Paine Webber will not receive discount, commission or other concession with respect to any such sales, but will be entitled to receive service fees as set forth in Section 5 hereof.

     (d) With regard to each transaction in Shares for, and any services provided to, a Program Client: (i) except as provided in Section 2(f) below, Paine Webber will act solely as agent for its client, and in no circumstances will Paine Webber be authorized by this Agreement to act as agent for Distributor or for any Fund; (ii) Paine Webber will initiate transactions only upon its client's order; (iii) Distributor will effect transactions only upon receiving instructions from Paine Webber as agent for its client; (iv) as between Paine Webber and its client, the client will have full beneficial ownership of all Shares; and (v) each transaction will be for the client's account and not for Paine Webber's own account.

     (e) Paine Webber agrees to make Shares available to its Program Clients only at their net asset value per share, as determined in accordance with the Fund's Prospectus and SAI. Paine Webber assumes no responsibility or liability for the determination of that net asset value or the total price.

     (f) Distributor hereby appoints Paine Webber as its agent for the limited purpose of accepting orders of purchase and redemption by Program Clients and receipt by Paine Webber shall therefore constitute receipt by the Distributor of such orders for purposes of determining the net asset value at which such orders will be executed.

     (g) Paine Webber and each Fund or its transfer, shareholder servicing and/or other agent has entered into a separate written agreement to facilitate the transmission of information regarding such accounts through the NETWORKING system of the National Securities Clearing Corporation ("NSCC") (that agreement and any exhibits thereto, the "NETWORKING Agreement"). The parties agree that each such account will be maintained through the NSCC's NETWORKING system at matrix level 3.

     (h) Transactions in Shares will be effected and evidenced by book-entry on the records maintained by the Funds. If Paine Webber clients submit share certificates for transfer into Program accounts, Paine Webber will deposit such certificates, properly endorsed, with the Fund or its agent in accordance with the NETWORKING Agreement, applicable NSCC rules and procedures, and any other procedures that the parties may agree upon from time to time.

     (i) Except as specifically set forth herein, nothing in this Agreement will be deemed or construed to make Paine Webber a partner, employee, representative, or agent of Distributor or any Fund or to create partnership, joint venture, syndicate, or association between or among said parties. Neither this Agreement nor the performance of the services of the parties hereunder will be considered to constitute an exclusive arrangement by either party.

3. Program Clients. (a) Paine Webber and Distributor agree that only clients of Paine Webber who participate in the Program may be offered Shares at net asset value pursuant to this Agreement. Distributor agrees to notify Paine Webber promptly of any change to any Fund's Prospectus or SAI that changes the requirements for offering the Shares to Program Clients at net asset value.

     (b) Paine Webber represents that it will charge account management fees on all assets invested in the Program.

     (c) Paine Webber will maintain with the Fund's shareholders servicing agent separate accounts for each Program Client who purchases Shares pursuant to this Agreement.

     (d) Distributor acknowledges that the identities of Program Clients and any other clients of Paine Webber (including any retirement plans), information about those clients, and all computer programs and procedures developed by Paine Webber or its agents in connection with their operations constitute Paine Webber's valuable property. Distributor hereby agrees that should it or its affiliates come into possession of any list or compilation of the identities of or other information about Paine Webber's clients, or any other property of Paine Webber, its affiliates or agents, distributor and each Fund and their affiliates will hold such information or property in confidence and refrain from using, disclosing, or distributing any such information or other property except
(i) with Paine Webber's prior written consent, (ii) as required by law, regulation, or judicial process, or (iii) upon request by any regulatory agency. Distributor acknowledges that any breach of the foregoing agreements would result in immediate and irreparable harm to the other party for which there would be no adequate remedy at law and agrees that in the event of such a breach, the nonbreaching party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate. Any reports or records related to the Program or to Paine Webber clients that Paine Webber may provide to Distributor or the Funds or any of their affiliates from time to time constitute the proprietary information of Paine Webber; each Fund, Distributor and their affiliates shall hold such information in confidence and shall refrain from using, disclosing, or distributing any of such information, except (i) with Paine Webber's prior written consent, (ii) as required by law, regulation or judicial process, or (iii) upon request of any regulatory agency.

(4) Services to be Provided by Paine Webber. Pursuant to this Agreement, Paine Webber will render or cause to be rendered ongoing services to, and maintenance of shareholder accounts for Program Clients who hold Shares. These services may include but are not limited to:

     (a) providing Program Clients with Fund Prospectuses, SAIs, educational publications and other Fund information;

     (b) helping Program Clients to complete Fund forms and to designate and update dividend options, account designations, and mailing addresses;

     (c) processing telephonic, mail and in-person inquiries regarding the Funds;

     (d) researching and providing historical activity information about Shares for periods prior to client's entry into Program;

     (e) coordinating bank-to-bank wire transfers in connection with transactions in Shares, on transfers for which no separate fee is charged to Program Clients; and

     (f) providing such other assistance and support to Program Clients as the parties may agree upon from time to time.

In no event shall such services include investment advice, subtransfer agency services or administrative services.

5. Compensation. (a) As compensation for providing the services described in
Section 4 hereof, Distributor will pay Paine Webber a service fee, which will be calculated and accrued as .25% per annum of the value of the average daily net assets in the Program that are invested in each Fund, to be computed and paid on a quarterly basis. Paine Webber acknowledges that Distributor's payments to Paine Webber will be funded by payments Distributor receives from the Funds under a plan of distribution adopted by the Funds pursuant to Rule 12b-1 under the Investment Company Act of 1940("12b-1 Plan").

     (b) For any communication to Fund shareholders that Paine Webber makes on behalf of Distributor pursuant to this Agreement, Distributor will provide Paine Webber with copies of the communications in amounts as Paine Webber may reasonably request and Distributor will reimburse Paine Webber for all reasonable out-of-packet expenses that Paine Webber incurs in mailing such shareholder communications, including the cost of any mailing agent. In addition, Distributor will reimburse Paine Webber for any reasonable out-of-packet costs it incurs to receive, tabulate and transmit proxies.

     (c) Upon execution of an amendment pursuant to Section 11 of this Agreement, the parties may change or discontinue any fee schedule of agree on a revised schedule. With respect to services provided after the effective date of any change in or discontinuance of a fee schedule, any fees will be allowable or payable to Paine Webber only in accordance with such change, discountenance, or termination. Services provided before the effective date of any such change, discountenance, or termination will be subject to the fee schedule that was in effect at the time the services were provided.

6. Information Relating to the Funds. (a) No person is authorized to make any representations concerning shares of Fund that are inconsistent with the Fund's currently effective registration statement, including exhibits thereto, or in the offering documents, sales literature, and marketing materials described in
Section 6(b) below. Paine Webber assumes no responsibility or liability for the representations contained in such registration statement or other materials.

     (b) Paine Webber will furnish, or cause to be furnished, to Distributor or its designee any offering documents, sales literature, and marketing materials (including materials disseminated through radio, television, or other electronic media) in which Distributor, any Fund, its investment adviser or subadviser is named, except that Paine Webber may use advertising, promotional, and other written materials relating to the availability of Shares through the Program if that material refers to the Funds or the Distributor only insofar as it includes the names of particular Funds and indicates that they are available to Program Clients or indicates generally that Paine Webber makes available to its clients certain funds distributed by Distributor.

     (c) Paine Webber will furnish or cause to be furnished to Distributor sales material required to be furnished pursuant to section 6(b) of this Agreement at least five Business Days prior to use, except that if an item of sales material has already been reviewed by Distributor and then is revised solely with respect to statistical data relating to the Funds, Paine Webber will furnish that material or cause it to be furnished to Distributor at least three days prior to use.

     (d) No sales material that must be submitted to Distributor or its designee under this subparagraph shall be used if the Distributor of its designee objects to such use within five Business Days after receipt of such material (or, with respect to previously reviewed material that is being revised solely with respect to statistical data on the Funds, within three Business Days), provided however, that such consent shall not be unreasonably withheld. Advertising and promotional materials for the Program also may refer generally to the availability of Shares at net asset value, "no load," or "load waived;" provided that such materials also reflect that Program Clients will be charged an account management fee in connection with their participation in the Program.

     (e) Paine Webber acknowledges that it is Paine Webber's (and not the Distributor's) obligation to make all required filings of sales literature and marketing material it develops with the National Association of Securities Dealers, Inc. (the "NASD").

     (f) Paine Webber will use its best efforts to ensure that any information provided by Distributor or a Fund that is marked confidential, or otherwise indicates that it is intended for internal use only, is not distributed or made available to investors.

     (g) Distributor acknowledges that Distributor may provide information about the Funds to CDA Investment Technologies, Inc. ("CDA") for publication on the CDA information system. Distributor will review for completeness and accuracy any and all such information as it appears on the CDA system. Paine Webber assumes no responsibility or liability for information about the Funds available on the CDA system.

7. Compliance with Registration Requirements. Distributor hereby represents and warrants that each Fund's Shares have been registered or qualified for sale under the federal securities laws and that appropriate notice filings or other qualifications have been made under the securities laws of those states and jurisdictions in which Distributor has advised Paine Webber that such Shares may be offered and sold, and that each Fund's registration statement complies in all material respects with applicable regulatory and disclosure requirements. Distributor will provide Paine Webber with a list of all such states and jurisdictions. Distributor agrees to comply with the Understanding Regarding the Accuracy, Completeness and Circumstances of Providing Written Materials, attached hereto as Exhibit B, and hereby makes the representations, warranties, and covenants set forth therein which shall be deemed to continue throughout the term of this Agreement.

8. Non-Cash Redemptions. In the event that any Fund determines to redeem Shares held by Program Clients in assets other than cash, Distributor and such Fund(s) agree to work with Paine Webber to develop a contingency plan for, and to use all reasonable efforts to assist Paine Webber in effecting, such non-cash redemptions with respect to Program Clients.

9. Authorization. (a) Distributor represents and warrants to Paine Webber that the person executing this Agreement on behalf of Distributor is duly authorized to execute and deliver this Agreement on behalf of Distributor.

     (b) Paine Webber represents and warrants that it and the persons executing this Agreement on its behalf are duly authorized to execute and deliver this Agreement on behalf of Paine Webber.

10. Indemnification. (a) Distributor will indemnify and hold harmless Paine Webber, each director, officer, employee, and agent of Paine Webber, and each person who is or may be deemed to be controlling, controlled by or under common control with Paine Webber from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of Distributor, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; provided, however, that Distributor will not be liable for indemnification under this subparagraph (i) to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Paine Webber or its affiliates; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund, except to the extent such violation results from the willful misconduct or negligence, as measured by industry standards, of Paine Webber; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that Distributor, a Fund or any of their affiliates provide to Paine Webber or to CDA, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) any breach or violation of the representations, warranties, or covenants set forth in Exhibit B hereto. Such right of indemnification will survive the termination of this Agreement.

     (b) Paine Webber will indemnify and hold harmless Distributor and each director, officer, employee, and agent of Distributor and each person who is or may be deemed to be controlling, controlled by or under common control with Distributor, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's fees) resulting from (i) the willful misconduct or negligence as measured by industry standards, of Paine Webber, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that Paine Webber or any of its affiliates produces and provides to Program Clients who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that Paine Webber will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct of negligence, as measured by industry standards, of Distributor or its affiliates. This right of indemnification will survive the termination of this Agreement.

     (c) If any action, suit, or proceeding is initiated against any party indemnified hereunder ("Indemnified Party") with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party ("Indemnifying Party") of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below under Section 14. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the parties may determine or upon the Indemnifying Party's receipt of a bill related thereto.

     (d) In no case shall the indemnification provided in this Section 10 be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder

11. Amendments. This Agreement may be amended only by an instrument in writing signed by each party.

12. Duration and Termination of Agreement: (a) This Agreement will continue in effect unless terminated as provided herein. A party may terminate this Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate. This Agreement will terminate automatically in the event of its "assignment" (as defined in the 1940 Act). The termination of this Agreement with respect to any given Fund will not cause its termination with respect to any other Fund.

     (b) In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a party; (ii) a party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a party seeking such relief; (iii) a party is found by the

SEC, the National Association of Securities Dealers ("NASD"), or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement; (iv) a Fund rescinds or removes any authority or approval necessary for Distributor to enter into this Agreement; or (v) this Agreement is assigned (as contemplated by Rule 12b-1 of the 1940 Act) or a Fund terminates or reduces the fees payable pursuant to its 12b-1 Plan, this Agreement will terminate effective immediately upon notice of termination by the other party. Each party agrees to notify the other promptly in the event of any such filing, finding of violation, or other action under this subparagraph.

     (c) The failure of a party to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause; provided, however, that any termination for an event specified in Section 12(b) above must occur within 120 days of the date on which the terminating party receives notice of the applicable filing or finding of violation.

     (d) After the date of termination of this Agreement (the "Termination Date"), the compensation described in Section 5 hereof will continue to be due with respect to any Shares held by Paine Webber clients pursuant to the Program on the Termination Date for so long as such shares are held in a Program account and Paine Webber continues to provide the services described in Section 4 hereof (other than services relating to shares purchased after the Termination Date); provided, however, that if this Agreement is terminated pursuant to Section 12(a) above because of assignment of the Agreement or pursuant to Section 12(b)(v) because of termination or reduction of a Fund's 12b-1 fees, such compensation shall not be payable with respect to services provided after the Termination Date. Paine Webber agrees that, in the event of termination of the Agreement as provided in this Section 12, it shall provide Distributor with such reports and certificates as Distributor may reasonably request as necessary to determine that the continued payment of compensation has been calculated in accordance with this Agreement.

     (e) If Paine Webber permits a client that withdraws from the Program to move Shares held in the Program to a Paine Webber brokerage account or to a different Paine Webber advisory program, the payment of compensation by the Distributor to Paine Webber with respect to such shares shall be governed by the dealer agreement between Distributor and Paine Webber or, in the case of an advisory program, by the agreement between Distributor and Paine Webber that relates to that advisory program.

13. Arbitration. In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing NASD Code of Arbitration Procedure ("NASD Code"). The arbitrators will act by majority decision, and their award may allocate attorneys' fees and arbitration costs between the parties. Their award will be final and binding between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the NASD Code, the arbitrators will be selected from the securities industry.

14. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement will be given in writing and delivered by personal service, by postage prepaid mail -- return receipt requested, or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices to Paine Webber will be given or sent to Paine Webber at its offices at 1285 Avenue of the Americas, 15th Floor, New York, NY 10019, Attention: Brendan Boyle, Director of Mutual Fund Sales and Marketing, Copy to: Victoria Schonfeld, General Counsel, Mitchell Hutchins Asset Management Inc., 1285 Avenue of the Americas, 18th Floor, New York, NY 10019. All notices to Distributor will be given or sent to:

                          Marsha Jacoby, Vice President

                        Seligman Financial Services, Inc.

                       100 Park Avenue, New York, NY 10017

                                 with a copy to:

                    Senior Vice President, Law and Regulation

                        Seligman Financial Services, Inc.

                       100 Park Avenue, New York, NY 10017

Each party may change the address to which notices will be sent by giving notice to the other party in accordance with this Section 14.

15. Rule 12b-1 Provisions. As described in Section 5 above, the parties acknowledge that Distributor's payments to Paine Webber will be funded by payments Distributor receives from the Funds under the 12b-1 Plan and that Sections 5 and 12(b) above and this Section 15 constitute a "related agreement" as such term is used in Rule 12b-1; provided, however, that the parties also acknowledge that Paine Webber is not a "person authorized to direct the disposition of monies paid or payable" pursuant to the 12b-1 Plan or any related agreement and shall have no reporting obligations with respect thereto. The provisions of Sections 5 and 12(b) above and this Section 15 applicable to a Fund will remain in effect through December 31, 1997 and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the 1940 Act.

16. Miscellaneous. (a) This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of choice of laws.

     (b) If any provisions of this Agreement is held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of the Agreement will continue to be valid and enforceable.

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of the Agreement or otherwise affect their meaning or interpretation.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the parties hereto:

(please print or type)

Seligman Financial Services, Inc.


By: /s/ Edward Lynch
    -----------------------------
Name: Edward Lynch

Title: Senior Vice President
       Director of Marketing


PAINEWEBBER INCORPORATED
1285 Avenue of the Americas
New York, NY 10019


By: /s/ Brendan Boyle
    -----------------------------
Name: Brendan Boyle

Title: Sr. Vice President

                                    EXHIBIT A

Distributor is the principal underwriter and distributor for each of the following Funds:

                      (Insert Fund Names Here; Please Type)

                                    EXHIBIT B

                           UNDERSTANDING REGARDING THE
              ACCURACY, COMPLETENESS AND CIRCUMSTANCES OF PROVIDING
                                WRITTEN MATERIALS

     Paine Webber Incorporated and its affiliates ("Paine Webber") have a formal policy relating to all offering documents, sales literature, and marketing materials(1) of outside mutual fund products made available through Paine Webber's Program, including all such materials distributed or made available by you. All such materials must be up-to-date as of the time they are distributed or made available by you to Paine Webber personnel, including, but not limited to, Paine Webber's employees, agents and representatives. In addition, for all such materials that you distribute or make available to Paine Webber personnel, you represent, warrant and covenant now and for such materials in the future that:

     1. Public Materials: All materials intended for public dissemination which are distributed or made available by you to Paine Webber personnel (a) have been submitted to and cleared by the United States Securities and Exchange Commission and/or (b) have been submitted to the National Association of Securities Dealers, Inc. and all necessary changes will be made to satisfy all applicable standards upon reprinting of such materials.

     2. "Internal Use Only" Materials: No Materials will be distributed or made available to Paine Webber personnel which is intended for "internal" or "broker use only," except for such material submitted and approved in advance by Paine Webber (to the attention of: Sandy Stern, 1200 Harbor Blvd, Building B, 10th Floor, Weehawken, NJ 07087).

     3. Continuing Compliance: Your acknowledge that the distribution to Paine Webber personnel of the above-referenced materials that are not in compliance with the above statements is strictly prohibited, and you acknowledge that Paine Webber is relying on you fulfilling your obligations and agreements hereunder. Further, you will take all reasonable actions to prevent the distribution to Paine Webber personnel of any such materials that are inconsistent with these representations.

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(1) Sales literature, marketing materials and "Internal Use Only" documents include, but are not limited to: broker-dealer kits; brochure; newsletters; advertisements; documents regarding sales promotions or contests; questions and answer sheets; scripts; speech outlines or other public presentations; prospecting or solicitation letters; slide presentations; audiotapes and videotapes; columns prepared for outside publications; reprints or excerpts from published materials; and any documents or materials adapted from the above materials.